Exhibit 99.1

OUTFRONT Media Reports Fourth Quarter And Full Year 2023 Results

Fourth Quarter Revenues of $501.2 million

Operating income of $111.0 million

Net income attributable to OUTFRONT Media Inc. of $60.4 million, $0.35 earnings per diluted share

Adjusted OIBDA of $151.7 million

AFFO attributable to OUTFRONT Media Inc. of $108.1 million

Quarterly dividend of $0.30 per share, payable March 28, 2024

NEW YORK, February 21, 2024 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter and full year ended December 31, 2023.

“We were pleased to finish the year with our fourth quarter revenues at the higher end of guidance as a result of strength in our local business and automated sales channels, which offset the headwind created by the media strikes.” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “While it is still early in 2024, our business is accelerating and we expect that OUTFRONT, and the entire out-of-home industry, will benefit from a strong media market this year.”

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in Millions, except per share amounts	2023	2022	2023	2022
Revenues	$501.2	$494.7	$1,820.6	$1,772.1
Organic revenues	501.2	494.7	1,805.4	1,757.9
Operating income (loss)	111.0	105.0	(258.4)	287.7
Adjusted OIBDA	151.7	153.7	451.0	472.4
Net income (loss) before allocation to non-controlling interests	60.7	59.5	(429.7)	149.1
Net income (loss)[1]	60.4	59.2	(430.4)	147.9
Net income (loss) per share[1,2,3]	$0.35	$0.34	($2.66)	$0.84
Funds From Operations (FFO)[1]	99.3	103.0	130.0	325.2
Adjusted FFO (AFFO)[1]	108.1	96.1	270.6	311.3
Shares outstanding[3]	173.3	172.7	164.9	161.8
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) References to "Net income (loss)", "Net income (loss) per share", “FFO” and “AFFO” mean "Net income (loss) attributable to OUTFRONT Media Inc.", "Net income (loss) attributable to OUTFRONT Media Inc. per common share", “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively; 2) References to “per share” means per common share for diluted earnings per weighted average share; 3) Diluted weighted average shares outstanding.

Fourth Quarter 2023 Results

Consolidated
Reported revenues of $501.2 million increased $6.5 million, or 1.3%, for the fourth quarter of 2023 as compared to the same prior-year period. Organic revenues of $501.2 million increased $6.5 million, or 1.3%.

Reported billboard revenues of $389.1 million increased $11.6 million, or 3.1%, due to higher average revenue per display (yield) compared to the same prior-year period, driven by the impact of programmatic and direct sale advertising platforms on digital billboard revenues, the impact of new and lost billboards in the period, including acquisitions, and higher proceeds from condemnations. Organic billboard revenues of $389.1 million increased $11.6 million, or 3.1%.

Reported transit and other revenues of $112.1 million decreased $5.1 million, or 4.4%, due primarily to a decrease in average revenue per display (yield) compared to the same prior-year period, partially offset by the impact of a new transit franchise contract. Organic transit and other revenues of $112.1 million decreased $5.1 million, or 4.4%.

Total operating expenses of $247.1 million increased $7.6 million, or 3.2%, due primarily to higher billboard property lease expenses.

Selling, General and Administrative expenses (“SG&A”) of $107.9 million decreased $2.4 million, or 2.2%, due primarily to lower compensation-related costs.

Adjusted OIBDA of $151.7 million decreased $2.0 million, or 1.3%, compared to the same prior-year period.

Segment Results

U.S. Media
Reported revenues of $474.2 million increased $5.0 million, or 1.1%, due to higher average revenue per display (yield) compared to the same prior-year period. Billboard revenues increased 2.6% and Transit and other revenues decreased 4.0% for the same reason. Organic revenues increased $5.0 million, or 1.1%.

Operating expenses increased $8.4 million, or 3.7%, due primarily to higher variable costs associated with higher billboard property lease expenses .

SG&A expenses increased $1.3 million, or 1.6%, due primarily to higher insurance costs and higher professional fees.

Adjusted OIBDA of $159.0 million decreased $4.7 million, or 2.9%, compared to the same prior-year period.

Other
Reported revenues of $27.0 million increased $1.5 million, or 5.9%, due primarily to an increase in average revenue per display (yield) compared to the same prior-year period. Organic revenues also increased $1.5 million, or 5.9%, also due primarily to an increase in yield compared to the same prior-year period.

Operating expenses decreased $0.8 million, or 6.1%, due to lower costs related to third-party digital equipment sales.

SG&A expenses decreased $0.3 million, or 5.1%, due primarily to lower compensation expenses.

Adjusted OIBDA of $9.0 million increased $2.6 million, or 40.6%, compared to the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, decreased $0.1 million, or 0.6%, to $16.3 million due to lower compensation-related expenses, partially offset by higher professional fees.

Full Year 2023 Results

Consolidated
Reported revenues of $1,820.6 million increased $48.5 million, or 2.7%, for the year December 31, 2023 as compared to the same prior-year period. Organic revenues of $1,805.4 million increased $47.5 million, or 2.7%.

Reported billboard revenues of $1,444.9 million increased $60.2 million, or 4.3%, primarily due to an increase in average revenue per display (yield), driven by the impact of programmatic and direct sale advertising platforms on digital billboard revenues, the impact of new and lost billboards in the period, including acquisitions, and higher proceeds from condemnations. Organic billboard revenues increased by $58.7 million, or 4.3%.

Reported transit and other revenues of $375.7 million decreased $11.7 million, or 3.0%, due to lower average revenue per display (yield) compared to the same prior-year period driven by weaker market conditions in national advertising, which primarily impacted advertising sales on certain above-ground advertising displays, partially offset by the impact of a new transit franchise contract. Organic transit and other revenues decreased $11.2 million, or 2.9%.

Total operating expenses of $968.3 million increased $56.9 million, or 6.2%, due primarily to higher billboard property lease expenses, which are attributable to billboard revenue increases in large markets and high-profile locations, the impact of new locations, and higher guaranteed minimum annual payments to the New York Metropolitan Transportation Authority (the “MTA”).

SG&A expenses of $429.7 million increased $7.6 million, or 1.8%, primarily due to the impact of market fluctuations on an unfunded equity-linked retirement plan offered by the Company to certain employees, higher professional fees, rent related to new offices, higher insurance costs and a higher provision for doubtful accounts partially offset by lower compensation-related expenses.

Adjusted OIBDA of $451.0 million decreased $21.4 million, or 4.5%, compared to the same prior-year period.

Segment Results

U.S. Media
Reported revenues of $1,722.3 million increased $48.4 million, or 2.9%, primarily due to an increase in average revenue per display (yield), driven by the impact of programmatic and direct sale advertising platforms on digital billboard revenues, the impact of new and lost billboards in the period, including acquisitions, and higher proceeds from condemnations. Organic billboard revenues increased 4.4% and organic transit and other revenues decreased 3.4%. Organic revenues of $1,707.1 million, increased $44.2 million, or 2.7%.

Operating expenses increased $59.0 million, or 6.9%, due primarily to higher billboard property lease expense and higher minimum guarantee payments to the MTA.

SG&A expenses increased $11.2 million, or 3.5%, due primarily to higher professional fees, higher insurance costs, higher rent related to new offices, a higher provision for doubtful accounts and higher compensation-related expenses.

Adjusted OIBDA of $479.4 million decreased $21.8 million, or 4.3%, compared to the same prior-year period.

Other
Reported revenues of $98.3 million increased $0.1 million, or 0.1%, primarily driven by an increase in average revenue per display (yield), partially offset by the impact of foreign currency exchange rates. Organic revenues increased $3.3 million, or 3.5% primarily driven by the impact of new billboards in the period, including acquisitions, and an increase in average revenue per display (yield).

Operating expenses decreased $2.1 million, or 3.8%, primarily driven by lower expenses in our Canada business, partially offset by the impact of foreign currency exchange rates.

SG&A expenses decreased $0.3 million, or 1.3%, driven primarily by lower expenses in our Canada business, partially offset by the impact of foreign currency exchange rates.

Adjusted OIBDA of $23.1 million increased $2.5 million, or 12.1%, compared to the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, increased $2.1 million, or 4.3%, primarily due to the impact of market fluctuations on an unfunded equity-linked retirement plan offered by the company to certain employees and higher professional fees, partially offset by lower compensation-related expenses.

Impairment Charges
As previously disclosed, we recorded impairment charges in the second and third quarters of 2023 with respect to our U.S. Transit and Other reporting unit, primarily representing impairment charges related to our MTA asset group. As a result of our continued expectation of negative aggregate cash flows related to our MTA asset group, we recorded an additional impairment charge of $11.2 million in the fourth quarter of 2023, $11.0 million of which relates to additional MTA equipment deployment cost spending during the quarter. To date, we have recorded an aggregate of $534.7 million of impairment charges related to our U.S. Transit and Other reporting unit.

Interest Expense
Net interest expense in the fourth quarter of 2023 was $40.8 million, including amortization of deferred financing costs of $1.7 million, as compared to $35.9 million in the same prior-year period, including amortization of deferred financing costs of $1.6 million. The increase was due primarily to higher interest rates and higher debt balance compared to the same prior-year period. The weighted average cost of debt as of December 31, 2023, was 5.7% compared to 5.2% in the same prior-year period.

Income Taxes
The income tax provision decreased $8.8 million, or 83.0%, in the fourth quarter of 2023 as compared to the same prior-year period. This decrease is primarily related to the recording of a valuation allowance against our U.S.TRS’s (as defined below) deferred tax assets in the fourth quarter of 2022. Cash paid for income taxes in the year ended December 31, 2023 was $6.7 million.

Net Income Attributable to OUTFRONT Media Inc.
Net income attributable to OUTFRONT Media Inc. was $60.4 million in the fourth quarter of 2023, which increased $1.2 million, or 2.0%, compared to the same prior-year period. Diluted weighted average shares outstanding were 173.3 million for the fourth quarter of 2023 compared to 172.7 million for the same prior-year period. Net income attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share was $0.35 in the fourth quarter of 2023 as compared to $0.34 in the same prior-year period.

FFO
FFO attributable to OUTFRONT Media Inc. was $99.3 million in the fourth quarter of 2023, a decrease of $3.7 million, or 3.6%, from the same prior-year period, driven primarily by a gain on the disposition of real estate assets, partially offset by impairment charges on non-real estate assets.

AFFO
AFFO attributable to OUTFRONT Media Inc. was $108.1 million in the fourth quarter of 2023, an increase of $12.0 million, or 12.5%, from the same prior-year period due primarily to the impact of the non-cash effect of straight-line rent, partially offset by higher interest expense and lower Adjusted OIBDA.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities of $254.2 million for the year ended December 31, 2023 increased $0.1 million compared to $254.1 million during the same prior-year period, primarily due to lower MTA deployment costs, partially offset by lower net income. Total capital expenditures decreased 3.3% to $86.8 million for the year ended December 31, 2023, compared to the same prior-year period.

Dividends
In the year ended December 31, 2023, we paid cash dividends of $207.0 million, including $198.2 million on our common stock and vested restricted share units granted to employees and $8.8 million on our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). We announced on February 21, 2024, that our board of directors has approved a quarterly cash dividend on our common stock of $0.30 per share payable on March 28, 2024, to stockholders of record at the close of business on March 1, 2024.

Balance Sheet and Liquidity
As of December 31, 2023, our liquidity position included unrestricted cash of $36.0 million and $493.5 million of availability under our $500.0 million revolving credit facility, net of $6.5 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility and $85.0 million of additional availability under our accounts receivable securitization facility.  During the three months ended December 31, 2023, no shares of our common stock were sold under our at-the-market equity offering program, of which $232.5 million remains available. As of December 31, 2023, the maximum number of shares of our common stock that could be required to be issued on conversion of the outstanding shares of the Series A Preferred Stock was approximately 7.8 million shares. Total indebtedness as of December 31, 2023 was $2.8 billion, excluding $22.4 million of deferred financing costs, and includes a $600.0 million term loan, $450.0 million of senior secured notes, $1.7 billion of senior unsecured notes, and $65.0 million of borrowings under our accounts receivable securitization facility.

Conference Call
We will host a conference call to discuss the results on February 21, 2024 at 4:30 p.m. Eastern Time. The conference call numbers are 833-470-1428 (U.S. callers) and 646-904-5544 (International callers) and the passcode for both is 299230. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.outfront.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.outfront.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	PR & Events Specialist
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with a significant acquisition and the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, and impairment charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. When used herein, references to “FFO” and “AFFO” mean “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) attributable to OUTFRONT Media Inc. adjusted to exclude gains and losses from the sale of real estate assets, impairment charges, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments and non-controlling interests, as well as the related income tax effect of adjustments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes losses on extinguishment of debt, as well as certain non-cash items, including non-real estate depreciation and amortization, impairment charges on non-real estate assets, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent, amortization of deferred financing costs and the same adjustments for our non-controlling interests, along with the non-cash portion of income taxes, and the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss) attributable to OUTFRONT Media Inc., the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; the severity and duration of pandemics, and the impact on our business, financial condition and results of operations; competition; government regulation; our ability to operate our digital display platform; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; diverse risks in our Canadian business, including risks related to the sale of our Canadian business; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; expectations relating to environmental, social and governance considerations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive investments or business opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenues:
Billboard	$389.1	$377.5	$1,444.9	$1,384.7
Transit and other	112.1	117.2	375.7	387.4
Total revenues	501.2	494.7	1,820.6	1,772.1
Expenses:
Operating	247.1	239.5	968.3	911.4
Selling, general and administrative	107.9	110.3	429.7	422.1
Net (gain) loss on dispositions	(14.4)	0.1	(14.2)	0.2
Impairment charges	11.2	—	534.7	—
Depreciation	20.2	18.8	79.3	77.4
Amortization	18.2	21.0	81.2	73.3
Total expenses	390.2	389.7	2,079.0	1,484.4
Operating income (loss)	111.0	105.0	(258.4)	287.7
Interest expense, net	(40.8)	(35.9)	(158.4)	(131.8)
Loss on extinguishment of debt	(8.1)	—	(8.1)	—
Other income (loss), net	0.2	0.1	0.3	(0.2)
Income (loss) before provision for income taxes and equity in earnings of investee companies	62.3	69.2	(424.6)	155.7
Provision for income taxes	(1.8)	(10.6)	(4.0)	(9.4)
Equity in earnings of investee companies, net of tax	0.2	0.9	(1.1)	2.8
Net income (loss) before allocation to non-controlling interests	60.7	59.5	(429.7)	149.1
Net income attributable to non-controlling interests	0.3	0.3	0.7	1.2
Net income (loss) attributable to OUTFRONT Media Inc.	$60.4	$59.2	$(430.4)	$147.9

Net income (loss) attributable to OUTFRONT Media Inc. per common share:
Basic	$0.35	$0.35	$(2.66)	$0.84
Diluted	$0.35	$0.34	$(2.66)	$0.84

Weighted average shares outstanding:
Basic	165.1	164.1	164.9	161.1
Diluted	173.3	172.7	164.9	161.8

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 16

	As of
(in millions)	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$36.0	$40.4
Receivables, less allowances of $17.2 in 2023 and $20.2 in 2022	287.6	315.5
Prepaid lease and transit franchise costs	4.5	9.1
Other prepaid expenses	19.2	19.8
Assets held for sale	34.6	—
Other current assets	15.7	5.6
Total current assets	397.6	390.4
Property and equipment, net	657.8	699.8
Goodwill	2,006.4	2,076.4
Intangible assets	695.4	858.5
Operating lease assets	1,591.9	1,562.6
Prepaid MTA equipment deployment costs	—	363.2
Assets held for sale	214.3	—
Other assets	19.5	39.1
Total assets	$5,582.9	$5,990.0

Liabilities:
Current liabilities:
Accounts payable	$55.5	$65.4
Accrued compensation	41.4	68.0
Accrued interest	34.2	31.1
Accrued lease and franchise costs	80.0	64.9
Other accrued expenses	56.2	47.6
Deferred revenues	37.7	35.3
Short-term debt	65.0	30.0
Short-term operating lease liabilities	180.9	188.1
Liabilities held for sale	24.1	—
Other current liabilities	18.0	21.2
Total current liabilities	593.0	551.6
Long-term debt, net	2,676.5	2,626.0
Deferred income tax liabilities, net	—	15.2
Asset retirement obligation	33.0	37.8
Operating lease liabilities	1,417.4	1,369.0
Liabilities held for sale	90.9	—
Other liabilities	42.0	41.2
Total liabilities	4,852.8	4,640.8

Preferred stock (2023 - 50.0 shares authorized, and 0.1 shares of Series A Preferred Stock issued and outstanding; 2022 - 50.0 shares authorized, and 0.1 shares of Series A Preferred Stock issued and outstanding)	119.8	119.8

Commitments and contingencies

Stockholders’ equity:
Common stock 2023 - 450.0 shares authorized, and 165.1 shares issued and outstanding; 2022 - 450.0 shares authorized, and 164.2 shares issued or outstanding)	1.7	1.6
Additional paid-in capital	2,432.2	2,416.3
Distribution in excess of earnings	(1,821.1)	(1,183.4)
Accumulated other comprehensive loss	(5.8)	(9.1)
Total stockholders’ equity	607.0	1,225.4
Non-controlling interests	3.3	4.0
Total equity	730.1	1,349.2
Total liabilities and equity	$5,582.9	$5,990.0

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 16

	Year Ended
	December 31,
(in millions)	2023	2022
Operating activities:
Net income (loss) attributable to OUTFRONT Media Inc.	$(430.4)	$147.9
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Net income attributable to non-controlling interests	0.7	1.2
Depreciation and amortization	160.5	150.7
Deferred tax (benefit) provision	(0.1)	4.7
Stock-based compensation	28.4	33.8
Provision for doubtful accounts	5.8	4.9
Accretion expense	3.1	2.8
Net (gain) loss on dispositions	(14.2)	0.2
Impairment charges	511.4	—
Loss on extinguishment of debt	8.1	—
Equity in earnings of investee companies, net of tax	1.1	(2.8)
Distributions from investee companies	1.0	1.9
Amortization of deferred financing costs and debt discount and premium	6.7	6.5
Change in assets and liabilities, net of investing and financing activities:
Increase in receivables	(4.0)	(11.2)
Increase in prepaid MTA equipment deployment costs	(21.8)	(83.4)
(Increase) decrease in prepaid expenses and other current assets	(4.9)	6.0
Decrease in accounts payable and accrued expenses	(4.0)	(0.3)
Increase (decrease) in operating lease assets and liabilities	10.6	(15.4)
Increase in deferred revenues	3.5	4.5
Increase (decrease) in income taxes	(2.6)	1.3
Other, net	(4.7)	0.8
Net cash flow provided by operating activities	254.2	254.1

Investing activities:
Capital expenditures	(86.8)	(89.8)
Acquisitions	(33.7)	(353.9)
MTA franchise rights	0.6	(6.8)
Proceeds from dispositions	12.4	1.3
Investment in investee companies	—	(0.3)
Net cash flow used for investing activities	(107.5)	(449.5)

Financing activities:
Proceeds from long-term debt borrowings	450.0	—
Repayments of long-term debt borrowings	(400.0)	—
Proceeds from borrowings under short-term debt facilities	120.0	30.0
Repayments of borrowings under short-term debt facilities	(85.0)	—
Payments of deferred financing costs	(10.7)	(0.4)
Payments of debt extinguishment charges	(6.3)	—
Taxes withheld for stock-based compensation	(12.5)	(11.8)
Dividends	(207.0)	(205.8)
Net cash flow used for financing activities	(151.5)	(188.0)

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 16

	Year Ended
	December 31,
(in millions)	2023	2022
Effect of exchange rate changes on cash and cash equivalents	0.4	(1.0)
Net decrease in cash and cash equivalents	(4.4)	(384.4)
Cash and cash equivalents at beginning of year	40.4	424.8
Cash and cash equivalents at end of year	$36.0	$40.4

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$6.7	$3.3
Cash paid for interest	150.7	126.3

Non-cash investing and financing activities:
Accrued purchases of property and equipment	$7.7	$8.4
Accrued MTA franchise rights	3.0	3.1

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 16

	Three Months Ended December 31, 2023
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$367.4	$21.7	$—	$389.1
Transit and other	106.8	5.3	—	112.1
Total revenues	$474.2	$27.0	$—	$501.2
Organic revenues
Billboard	$367.4	$21.7	$—	$389.1
Transit and other	106.8	5.3	—	112.1
Total organic revenues	$474.2	$27.0	$—	$501.2
Non-organic revenues:
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues	$—	$—	$—	$—

Operating income (loss)	$125.0	$7.8	$(21.8)	$111.0
Net gain on dispositions	(14.4)	—	—	(14.4)
Impairment charge	11.2	—	—	11.2
Depreciation and amortization	37.2	1.2	—	38.4
Stock-based compensation	—	—	5.5	5.5
Adjusted OIBDA	$159.0	$9.0	$(16.3)	$151.7

Adjusted OIBDA margin	33.5%	33.3%	*	30.3%

Capital expenditures	$18.0	$5.2	$—	$23.2

	Three Months Ended December 31, 2022
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$358.0	$19.5	$—	$377.5
Transit and other	111.2	6.0	—	117.2
Total revenues	$469.2	$25.5	$—	$494.7
Organic revenues
Billboard	$358.0	$19.5	$—	$377.5
Transit and other	111.2	6.0	—	117.2
Total organic revenues	$469.2	$25.5	$—	$494.7
Non-organic revenues:
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues	$—	$—	$—	$—

Operating income (loss)	$127.1	$3.1	$(25.2)	$105.0
Net loss on dispositions	0.1	—	—	0.1
Depreciation and amortization	36.5	3.3	—	39.8
Stock-based compensation	—	—	8.8	8.8
Adjusted OIBDA	$163.7	$6.4	$(16.4)	$153.7

Adjusted OIBDA margin	34.9%	25.1%	*	31.1%

Capital expenditures	$21.3	$1.9	$—	$23.2

	Year Ended December 31, 2023
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$1,369.7	$75.2	$—	$1,444.9
Transit and other	352.6	23.1	—	375.7
Total revenues	$1,722.3	$98.3	$—	$1,820.6
Organic revenues(a)
Billboard	$1,354.5	$75.2	$—	$1,429.7
Transit and other	352.6	23.1	—	375.7
Total organic revenues(a)	$1,707.1	$98.3	$—	$1,805.4
Non-organic revenues(b):
Billboard	$15.2	$—	$—	$15.2
Transit and other	—	—	—	—
Total non-organic revenues(b)	$15.2	$—	$—	$15.2

Operating income (loss)	$(189.9)	$11.4	$(79.9)	$(258.4)
Net gain on dispositions	(14.2)	—	—	(14.2)
Impairment charges	534.7	—	—	534.7
Depreciation and amortization	148.8	11.7	—	160.5
Stock-based compensation	—	—	28.4	28.4
Adjusted OIBDA	$479.4	$23.1	$(51.5)	$451.0

Adjusted OIBDA margin	27.8%	23.5%	*	24.8%

Capital expenditures	$76.0	$10.8	$—	$86.8

	Year Ended December 31, 2022
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$1,308.8	$75.9	$—	$1,384.7
Transit and other	365.1	22.3	—	387.4
Total revenues	$1,673.9	$98.2	$—	$1,772.1
Organic revenues(a)
Billboard	$1,297.8	$73.2	$—	$1,371.0
Transit and other	365.1	21.8	—	386.9
Total organic revenues(a)	$1,662.9	$95.0	$—	$1,757.9
Non-organic revenues(b):
Billboard	$11.0	$2.7	$—	$13.7
Transit and other	—	0.5	—	0.5
Total non-organic revenues(b)	$11.0	$3.2	$—	$14.2

Operating income (loss)	$363.0	$7.9	$(83.2)	$287.7
Net loss on dispositions	0.2	—	—	0.2
Depreciation and amortization	138.0	12.7	—	150.7
Stock-based compensation	—	—	33.8	33.8
Adjusted OIBDA	501.2	20.6	(49.4)	472.4

Adjusted OIBDA margin	29.9%	21.0%	*	26.7%

Capital expenditures	$85.4	$4.4	$—	$89.8

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Net income (loss) attributable to OUTFRONT Media Inc.	$60.4	$59.2	$(430.4)	$147.9
Depreciation of billboard advertising structures	15.4	14.1	60.2	56.1
Amortization of real estate-related intangible assets	16.7	17.6	71.1	62.8
Amortization of direct lease acquisition costs	13.0	12.1	55.4	58.5
Net (gain) loss on disposition of real estate assets	(14.4)	0.1	(14.2)	0.2
Impairment charges(c)	8.3	—	388.2	—
Adjustment related to non-controlling interests	(0.1)	(0.1)	(0.3)	(0.3)
FFO attributable to OUTFRONT Media Inc.	$99.3	$103.0	$130.0	$325.2
Non-cash portion of income taxes	1.0	10.4	(2.7)	6.1
Cash paid for direct lease acquisition costs	(14.6)	(14.6)	(58.2)	(57.3)
Maintenance capital expenditures	(5.7)	(6.5)	(30.2)	(25.5)
Other depreciation	4.8	4.7	19.1	21.3
Other amortization	1.5	3.4	10.1	10.5
Impairment charge on non-real estate assets(c)(d)	2.9	—	146.5	—
Stock-based compensation	5.5	8.8	28.4	33.8
Non-cash effect of straight-line rent	2.8	(15.4)	9.7	(12.1)
Accretion expense	0.8	0.7	3.1	2.8
Amortization of deferred financing costs	1.7	1.6	6.7	6.5
Loss on extinguishment of debt	8.1	—	8.1	—
AFFO attributable to OUTFRONT Media Inc.	$108.1	$96.1	$270.6	$311.3

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2023	2022	2023	2022
Adjusted OIBDA	$151.7	$153.7	$451.0	$472.4
Interest expense, net, less amortization of deferred financing fees	(39.1)	(34.3)	(151.7)	(125.3)
Cash paid for income taxes	(0.8)	(0.2)	(6.7)	(3.3)
Direct lease acquisition costs	(1.6)	(2.5)	(2.8)	1.2
Maintenance capital expenditures	(5.7)	(6.5)	(30.2)	(25.5)
Equity in earnings of investee companies, net of tax	0.2	0.9	(1.1)	2.8
Non-cash effect of straight-line rent	2.8	(15.4)	9.7	(12.1)
Accretion expense	0.8	0.7	3.1	2.8
Other income (loss), net	0.2	0.1	0.3	(0.2)
Adjustment related to non-controlling interests	(0.4)	(0.4)	(1.0)	(1.5)
AFFO attributable to OUTFRONT Media Inc.	$108.1	$96.1	$270.6	$311.3

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 16

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2023	2022	Change	2023	2022	Change
Operating expenses:
Billboard property lease(e)	$131.2	$120.5	8.9%	$504.9	$454.7	11.0%
Transit franchise	60.2	62.4	(3.5)	240.3	235.3	2.1
Posting, maintenance and other	55.7	56.6	(1.6)	223.1	221.4	0.8
Total operating expenses	$247.1	$239.5	3.2	$968.3	$911.4	6.2

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 16

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2023	2022	Change	2023	2022	Change
U.S. Media:
Operating expenses(e)	$234.7	$226.3	3.7%	$915.4	$856.4	6.9%
SG&A expenses	80.5	79.2	1.6	327.5	316.3	3.5

Other:
Operating expenses	12.4	13.2	(6.1)	52.9	55.0	(3.8)
SG&A expenses	5.6	5.9	(5.1)	22.3	22.6	(1.3)

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS

(a)Organic revenues exclude revenues associated with a significant acquisition and the impact of foreign currency exchange rates (“non-organic revenues”).
(b)In the twelve months ended December 31, 2023, non-organic revenues reflect the impact of a significant acquisition. In the twelve months ended December 31, 2022, non-organic revenues reflect the impact of a significant acquisition and the impact of foreign currency exchange rates.
(c)Impairment charges related to the decline in the long-term outlook of our U.S. Transit and Other reporting unit.
(d)Impairment charge relates to an other-than-temporary decline in fair value of a cost-method investment.
(e)Includes an out-of-period adjustment of $5.2 million recorded in the first quarter of 2023 related to variable billboard property lease expenses.

* Calculation not meaningful